Exhibit 99.(5)(a)

April 22, 2016

Board of Directors

Jefferson National Life Insurance Company of New York

10350 Ormsby Park Place

Louisville, KY 40223

Dear Sirs and Mesdames:

Referring to this Registration Statement on behalf of Jefferson National Life of New York Annuity Account 1 (the “Account”) and the initial Registration Statement on Form N-4 (File Nos. 333-198590 and 811-22994) effective May 1, 2016 (the “Registration Statements”) on behalf of Jefferson National Life of New York Annuity Account 1 and having examined and being familiar with the Articles of Incorporation and By-Laws of Jefferson National Life Insurance Company of New York (“Jefferson National”), the applicable resolutions relating to the Account and other pertinent records and documents, I am of the opinion that:

1.                                      Jefferson National is a duly organized and existing stock life insurance company under the laws of the State of New York;

2.                                      the Account is a duly organized and existing separate account of Jefferson National;

3.                                      the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Jefferson National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice only in the State of Kentucky, and the foregoing opinions are limited to the laws of the State of Kentucky, the general corporate law of the State of New York and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the initial Registration Statements on Form N-4 of the Account.

Very truly yours,

/s/Craig Hawley
Craig A. Hawley
General Counsel & Secretary